ARTICLES OF INCORPORATION
OF
MAVERICK BANCSHARES, INC.

        I, the undersigned natural person of the age of eighteen (18) years or more, acting as incorporator of a corporation under the Texas Business Corporation Act (the "Act"), do hereby adopt the following Articles of Incorporation for such corporation.

ARTICLE I.

        The name of the corporation is Maverick Bancshares, Inc.

ARTICLE II.

        The period of its duration is perpetual.

ARTICLE III.

        The corporation is organized for the purpose of engaging in any lawful business permitted by the Act; provided, however, that the corporation shall not engage in any activities prohibited by the Bank Holding Company Act of 1956, as amended.

ARTICLE IV.

        The aggregate number of shares which the corporation shall have authority to issue is twenty-five million (25,000,000) to be divided into two classes, Common Stock and Preferred Stock. Twenty Million (20,000,000) of the shares authorized shall be designated Common Stock, having a par value of one cent ($.01) per share, and Five Million (5,000,000) of the shares authorized shall be designated Preferred Stock, having a par value of One Dollar ($1.00) per share.

        The following is a statement of the designations, preferences, limitations and relative rights in respect of the shares of Preferred Stock and Common Stock of the Corporation, of the variations and the relative rights and preferences as between series of the Preferred Stock, insofar as the same are fixed in these Articles of Incorporation, and of the authority expressly vested in the board of Directors and the Corporation to establish series of Preferred Stock and fix and determine the variations and the relative rights and preferences as between series.

(a)       Preferred Stock.

        (1)        Voting. In addition to such voting rights as may from time to time be required by the laws of the State of Texas, the holders of Preferred Stock shall, unless otherwise determined by Director's Resolution (hereinafter defined), vote at such times as holders of Common Stock may vote and in a like manner, one vote for each share of Preferred Stock held, and all shares of the Corporation, including shares of Common Stock shall be voted as a single class, except where specifically required by law to vote separately or as otherwise required by Directors' Resolution.

        (2)        Provisions Regarding Issuance. The Preferred Stock may be issued from time to time in one or more series and in such amounts and for such .consideration as may be determined by the Board of Directors. The designations, powers, preferences, and relative participating, optional, conversion and other special rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock, as between the series of the Preferred Stock, shall be as are fixed herein and, to the extent not fixed herein, shall be such, not inconsistent with the provisions of this Article IV, as may be fixed by the Board of Directors, authority so to do being hereby expressly granted, and stated in a Resolution or resolutions adopted by the Board of Directors providing for the issue of such series (herein called "Directors' Resolution"). The Directors' Resolution as to any series shall (a) designate the series, (b) fix the dividend rate of such series, the payment dates for dividends on shares of such series and, if the Board of Directors deems it advisable to cause dividends to be cumulative, the date or dates, or the method of determining the date or dates, from which dividends on shares of such series shall be cumulative, (c) fix the amount or amounts payable on shares of such series upon liquidation, dissolution or winding up, (d) state the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed at the option of the Corporation; and such Directors' Resolution may, in a manner not inconsistent with the provisions of this Article IV or applicable law, (i) limit the number of shares of such series which may be issued, (ii) provide for a sinking fund for the purchase or redemption of shares of such series and determine the terms and conditions governing the operation of any such fund, (iii) impose conditions or restrictions upon the creation of indebtedness or upon the issue of any other series) ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets on liquidation, dissolution or winding up, (iv) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the redemption or acquisition of, shares of such series, or shares of junior stock theretofore issued, or any shares of any class of stock thereafter to be issued, or any shares of Preferred Stock theretofore issued ranking inferior to such series (as to dividends or distribution of assets on liquidation, dissolution or winding up) to the extent that the terms of such shares theretofore issued do not expressly prohibit the imposition of such conditions or restrictions, or any shares of Preferred Stock theretofore ranking prior to or on a parity with such series (as to dividends or distribution of assets on liquidation, dissolution or winding up) to the extent that the terms of such shares theretofore issued expressly permit the imposition of such conditions or restrictions, (v) grant rights of conversion or exchange of shares of such series into or for shares of junior stock, and (vi) grant such other special rights as shall not be inconsistent with the provisions of this Article IV or applicable law. The term "junior stock", as used in this Article IV shall mean shares of capital stock of the Corporation ranking junior to Preferred Stock as to dividends and/or distribution of assets on liquidation, dissolution or winding up.

        (3)        General Provisions. Subject to such further conditions or restrictions as may be imposed in any Directors' Resolution, so long as any shares of the Preferred Stock are outstanding, in no event shall any dividends whatsoever, whether in cash, stock or otherwise, be paid or declared, or any distribution be made, on any junior stock nor shall any shares of junior stock (other than junior stock acquired in exchange for or out of the proceeds of the issue of other junior stock or out of contributions to the capital of the Corporation) be purchased, redeemed, retired or otherwise acquired for valuable consideration by the Corporation:

    unless all dividends on the Preferred Stock for all past dividend periods shall have been paid, or declared and a sum sufficient for the payment thereof set apart, and the full dividend thereon for the then current dividend. period shall have been paid or declared, and unless, as to such series of Preferred Stock for which a sinking fund shall have been provided in the Directors' Resolution providing for the issuance of such series, the Corporation shall have set aside the sum or sums required to be set aside by such Directors' Resolution, to be applied In the manner specified therein.

        Any monies set aside by the Corporation and unclaimed at the end of six years from the date fixed for redemption shall revert to the general funds of the Corporation.

        So long as any shares of the Preferred stock are outstanding, the Corporation shall not amend, alter or repeal any of the provisions of this Article IV so as to affect adversely the rights, powers or preferences of the Preferred Stock or of the holders thereof, nor shall any consent or vote otherwise effective under this Article IV be effective with respect to the rights, powers or preferences of such Preferred Stock or be binding upon the holders of such Preferred Stock, without the affirmative vote of the holders of at least two-thirds (2/3) of all outstanding shares of the Preferred Stock (and the affirmative vote of that proportion of the holders of the shares of any one or more particular series, if any, as may be required by the Directors' Resolution(s) providing for the issuance of such one or more particular series, given in person or by proxy, by vote at a meeting called for that purpose.

        So long as shares of a particular series of Preferred Stock are outstanding, the Corporation shall not amend, alter or repeal any provisions of the Directors' Resolution providing for the issuance of such series so as to affect adversely the rights, powers or preferences of the shares of such series or of the holders thereof, without the affirmative vote of the holders of at least two-thirds (2/3) of outstanding shares of said series, given in person or by proxy, by vote at a meeting called for that purpose.

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any distribution or payment shall be made to the holder of any junior stock, the holders of the Preferred Stock of each series shall be entitled to be paid such preferential amounts as may be fixed for such series in the Directors' Resolution providing for the issuance thereof. After such payment has been made in full to the holders of the Preferred Stock, the remaining assets and funds of the Corporation shall be distributed among the holders of junior stock according to their respective rights. In the event that the assets of the corporation available for distribution to holders of Preferred Stock shall not be sufficient to make the payments herein required to be made in full, such assets shall be distributed to the holders of the respective shares of Preferred Stock in accordance with such priorities, if as between the various series of Preferred Stock as may be specified in any Directors' Resolution or otherwise required by law.

        Preferred Stock redeemed or otherwise retired by the Corporation assumes the status of authorized but unissued Preferred Stock and may thereafter, subject to the provisions of any Directors' Resolution providing for the issue of any particular series of Preferred Stock, be reissued in the same manner as authorized but unissued Preferred Stock.

(b)        Common Stock.

        (1)        Voting. Except as otherwise required by law, each share of Common Stock shall have one vote for each share of Common Stock held, and all shares of the Corporation, including shares of Preferred Stock, shall be voted as a single class, except where specifically required by Law to vote separately.

        (2)        Dividends. Subject to the prior rights and preferences of the Preferred Stock, and subject to the provisions and on the conditions set forth in the foregoing paragraph (a) of this Article IV, or in any Directors, Resolution providing for the issue of a series of Preferred Stock, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time-to-time out of any funds legally available therefor.

        (3)        Distribution Upon Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation and after payment or provisions for payment of the debts and liabilities of the Corporation have been made, the remaining assets and funds of the Corporation shall be used to make full payment to the holders of the Preferred Stock before distributing to the holders of the Common Stock according to their respective ownership interests.

(c)        Miscellaneous. The Corporation shall be entitled to treat the person in whose name any share, right or option is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such share, right or option on the part of any other person, whether or not the Corporation shall have notice thereof, save as may be expressly provided by the laws of the State of Texas.

        A director shall be fully protected in relying in good faith upon the books of account of the Corporation or statements prepared by any of its official as to the venue and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which, dividends might properly be declared and paid.

        Without action by the shareholders, the shares of stock may be issued by the corporation from time-to-time for such consideration (not less than the par value thereof if such stock has a par value) or may be fixed from time-to-time by the Board of Directors thereof, and any and all such shares so issued, the full consideration for which has been paid or delivered, shall be deemed fully paid stock and not liable to any further call or assessment thereon, and the holder of such shares shall not be liable for any further call or assessment thereon, or for any other payment thereon.

ARTICLE V.

        The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done, or property actually received.

ARTICLE VI.

        Except as may be otherwise provided in the Act, no contract, act or transaction of the corporation with any corporation, person or persons, firm, trust or association, or any other organization shall be affected or invalidated by the fact that any director, officer or shareholder of this corporation is a party to, or is interested in, such contract, act or transaction, or in any way connected with any such person or persons, firm, trust or association, or is a director, officer or shareholder of, or otherwise interested in, any such other corporation, nor shall any duty to pay damages on account to this corporation be imposed upon such director, officer or shareholder of this corporation solely by reason of such fact, regardless of whether the vote, action or presence of any such director, officer or shareholder may be, or may have been, necessary to obligate this corporation on, or in connection with, such contract, act or transaction, provided that if such vote, action or presence is, or shall have been, necessary, such interest or connection (other than an interest as a noncontrolling shareholder of any such other corporation) be known or disclosed to the Board of Directors of this corporation.

        Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE VII.

        A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this article does not eliminate or limit the liability of a director for:

    a breach of a director's duty of loyalty to the corporation or its shareholders;

    an act or omission not in good faith that constitutes a breach of the duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

    a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

    an act or omission for which the liability of a director is expressly provided for by statute.

If the Texas Civil Statutes are amended after approval by the corporation's shareholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors or eliminating or limiting the personal liability of officers, the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by law. No repeal or modification of this Article VII by the shareholders shall adversely affect any right or protection of a director or officer of the corporation existing by virtue of this Article VII at the time of such repeal or modification.

ARTICLE VIII.

        To the fullest extent permitted by law, this corporation shall indemnify and hold harmless each person who was or is a director or executive officer of this corporation and may indemnify any other person, including any person who was or is serving as a director, officer, fiduciary or other representative of another entity at the request of this corporation, and each such person's heirs and legal representatives, in connection with any actual or threatened action, suit, proceeding, claim, investigation or inquiry, whether civil, criminal, administrative or other, whether brought by or in the name of this corporation or otherwise from and against any and all expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, proceeding, investigation or inquiry; provided, however, that this corporation shall not indemnify any such officer, director or other person from or against expenses, liabilities, judgments, fines, penalties or other payments incurred (a) in an administrative proceeding or action instituted by an appropriate regulatory agency which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by such individual in the form of payments to this corporation; or (b) if such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper; and provided, further, that a person otherwise entitled to indemnification under this Article shall be entitled to indemnification for expenses incurred in connection with an action brought by such person against this corporation only if (a) such action is a claim for indemnification under this Article and (b) such person prevails in the action for which expenses are claimed or indemnification of expenses is included in any settlement or is awarded by a court. Except as otherwise permitted or contemplated by this Article, the bylaws of this corporation or any agreement, expenses incurred by any person entitled to indemnification under this Article in defending any action, suit, proceeding, investigation or inquiry shall be paid by this corporation in advance of the final disposition thereof upon receipt of an undertaking or agreement, in form and substance satisfactory to the board of directors of this corporation, by or on behalf of such person to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by this corporation as authorized in this Article or otherwise. The indemnification shall continue as to any person who has ceased to have the status entitling such person to indemnification under this Article, whether prior or subsequent to adoption of this Article, and shall inure to the benefit of such person's heirs and legal representatives. Nothing contained herein shall expand the indemnification to which any person is entitled by virtue of any applicable law or regulation, but this Article shall be construed as expansively as possible consistent with applicable laws and regulations. The board of directors of this corporation may establish rules and procedures, not inconsistent with the provisions of this Article, to implement the provisions of this Article.

ARTICLE IX.

        Any action required by the Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares representing not less than the minimum number of votes that would have been necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE X.

        The right to accumulate votes in the election of directors and/or cumulative voting by any shareholder is hereby expressly denied.

ARTICLE XI.

        No shareholder of this corporation shall, by reason of his holding shares of any class of stock of this corporation, have any preemptive or preferential right to purchase or subscribe for any shares of any class of stock of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of any such shareholder, other than such rights, if any, as the Board, at its discretion, from time to time may grant, and at such price as the Board at its discretion may fix; and the Board may issue shares of any class of stock of this corporation or any notes, debentures, bonds or other securities convertible into or carrying options, or warrants or rights to purchase shares of any class without offering any such shares of any class of such notes, debentures, bonds or other securities, either in whole or in part, to the existing shareholders of any class.

ARTICLE XII.

        The address of its initial registered office is 1625 N. Stemmons Freeway, Dallas, Texas 75207 and the name of its initial registered agent at such address is Todd A. Seib.

ARTICLE XIII.

        The number of directors shall be fixed by the bylaws of the corporation, and until changed by the bylaws, shall be one (1); the name and address of the sole director who is to serve until the first annual meeting of the shareholders or until his successor is elected and qualified are as follows:
Name	Address
Raymond W. Sanders	1625 N. Stemmons Freeway Dallas, TX 75207

       The Board of Directors shall have the power to alter, amend or repeal the bylaws of the corporation or to adopt new bylaws.

ARTICLE XIV.

        The name and address of the incorporator are as follows:

Name	Address
Daniel D. Dinur, Esquire	One Lakeside Commons 990 Hammond Dr., Suite 760 Atlanta, GA 30328

     IN WITNESS WHEREOF, I have hereunto set my hand as of the 5th day of July 2005.

/s/ Daniel D. Dinur Daniel D. Dinur, Esquire

DISCLAIMER

        I, the undersigned, being the Incorporator of Maverick Bancshares, Inc., a corporation to be organized after these Articles of Incorporation are filed with the Secretary of State of the State of Texas, do hereby disclaim any and all interests in said corporation.

/s/ Daniel D. Dinur Daniel D. Dinur, Esquire